================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549

                            SCHEDULE 14A INFORMATION
                                 PROXY STATEMENT
       (PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         STREICHER MOBILE FUELING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         STREICHER MOBILE FUELING, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No Fee Required

[ ] Fee computed on table below per Exchange Act Rules (14a-6(I)(4) and 0-11.

       (1) Title of each class of securities to which transaction

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

       (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previous filing by registration statement number, or the Form or Schedule and the date of filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration No.:

       (3) Filing Parties:

       (4) Date Filed:
================================================================================

                         STREICHER MOBILE FUELING, INC.

                         ------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 30, 1999
                         ------------------------------

To the shareholders of
Streicher Mobile Fueling, Inc.

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), will be held at 11:00 a.m., local time, on Friday, July 30, 1999 at Sheraton Suites Cypress Creek, 555 N.W. 62nd Street, Fort Lauderdale, Florida, for the following purposes:

         (1) To elect five directors to the Company's Board of Directors, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

         (2) To approve an amendment to the company's stock option plan increasing the number of shares available for grant under the plan from 250,000 shares to 500,000 shares;

         (3) To ratify the appointment of KPMG, LLP as the Company's independent certified public accountants for the fiscal year ended January 31, 2000;

         (4) To transact such other business as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on June 18, 1999 as the record date of determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Stanley H. Streicher
                                          President and Chief Executive Officer

Fort Lauderdale, Florida
June 30, 1999

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                         STREICHER MOBILE FUELING, INC.

                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------

                     DATE, TIME AND PLACE OF ANNUAL MEETING

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), for use at the 1999 Annual Meeting of Shareholders of the Company, to be held at 11:00 a.m., local time, on the 30th day of July, 1999, at Sheraton Suites Cypress Creek, 555 N.W. 62nd Street, Fort Lauderdale, Florida, or any adjournment(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is on or around June 30, 1999. The principal executive offices of the Company are located at 2720 N.W. 55th Court, Fort Lauderdale, Florida 33309.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) To elect five directors to the Company's Board of Directors, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

         (2) To approve an amendment to the company's stock option plan increasing the number of shares available for grant under the plan from 250,000 shares to 500,000 shares;

         (3) To ratify the appointment of KPMG, LLP as the Company's independent certified public accountants for the fiscal year ended January 31, 2000;

         (4) To transact such other business as may properly come before the meeting and any adjournments thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) FOR the election of the five nominees for director named below, (ii) FOR the approval of the amendment to the stock option plan increasing the number of shares authorized for grant under the plan from 250,000 to 500,000 (iii) FOR the ratification of the appointment of KPMG, LLP as the Company's independent certified public accountants for the fiscal year ended January 31, 2000, and (iv) in their discretion, for such other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors has set the close of business on June 18, 1999 or (the "Record Date"), as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 2,601,500 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

         The attendance, in person or by proxy, of the holders of shares of Common Stock representing a majority of the outstanding shares of such stock is necessary to constitute a quorum. For purposes of electing directors at the Annual Meeting, the nominees receiving the greatest number of votes of Common Stock shall be elected as directors. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of any other matter that may be submitted to a vote of the shareholders. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers of nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have a discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.) If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of June 18, 1999 by (a) each person known to the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (b) each director (including nominees) who owns any such shares, (c) each Named Executive Officer and (d) the directors (including nominees) and executive officers of the Company as a group:

                                                   COMMON STOCK
                                               BENEFICIALLY OWNED (2)
                                              -------------------------
NAME OF BENEFICIAL OWNER(1)                   SHARES            PERCENT
---------------------------                   ------            -------
Stanley H. Streicher (3).................... 1,600,000           60.3%

Walter B. Barrett (4).......................    12,500            *

E. Scott Golden (5).........................    13,888            *

Joseph M. Murphy (6)........................    12,888            *

John H. O'Neil, Jr (6)......................    12,888            *

C. Rodney O'Connor (7)......................   100,000            3.5%

L. Phillips Reames (6)......................    12,888            *

All directors (including nominees)
  and executive(8) officers
  as a group (9 persons).................... 1,765,052           61.9%

------------
 *       Less than one percent.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Streicher Mobile Fueling, Inc., 2720 N.W. 55th Court, Fort Lauderdale, Florida 33309.
(2) Based on 2,601,500 shares of Common Stock outstanding. Pursuant to the rules of the Securities and Exchange Commission (the"Commission"), certain shares of Common Stock which a person has the right to acquire within 60 days of June 18, 1999 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3) Includes (i) 1,326,500 shares owned by Supreme Oil Company, Inc. ("Supreme"), of which Stanley H. Streicher owns 100% of the outstanding capital stock, (ii) 200,000 shares issuable upon the exercise of options that are presently exercisable, and (iii) 73,500 shares owned by a third party, whose voting rights have been assigned to Mr. Streicher until December 11, 2001. Excludes 800,000 shares issuable upon exercise of stock options held by Mr. Streicher that are not exercisable within 60 days of June 18, 1999.
(4) Includes 12,500 shares directly owned by Mr. Barrett. Excludes 37,500 shares issuable upon the exercise of options that are not presently exercisable.
(5) Includes (i) 1,000 shares owned directly by Mr. Golden and (ii) 12,888 shares issuable upon the exercise of options that are presently exercisable.
(6)      Includes 12,888 shares subject to presently exercisable options.

(7) Includes 100,000 shares directly owned by Mr. O'Connor. Excludes 100,000 shares owned by Mr. O'Connor's adult children, as to which shares Mr. O'Connor disclaims any ownership interest.

(8) Excludes 40,000 shares issuable upon the exercise of options that are not presently exercisable.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)
NOMINEES

         The Company's Articles of Incorporation provide that the Board of Directors shall consist of not less than one member, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The Company's Bylaws provide that the number of directors shall be fixed from time to time, within the limits specified by the Articles of Incorporation, by resolution of the Board of Directors. The Board of Directors has fixed at five the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 2000 Annual Meeting of Shareholders, expected to be held in August 2000, or until his successor has been duly elected and qualified. Stanley
H. Streicher, E. Scott Golden, Joseph M. Murphy, and John H. O'Neil, Jr., each of whom is an incumbent director, and C. Rodney O'Connor have been nominated to be elected at the Annual Meeting by the holders of Common Stock and proxies will be voted for such persons absent contrary instructions.

         The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

         Each of the nominees for election as a director of the Company, with the exception of Mr. O'Connor is a current member of the Board of Directors. Mr. Streicher has served as a director since 1996 and Messrs. Golden, Murphy, and O'Neil have served as directors since 1997. If elected, Mr. O'Connor will serve as the designee of Argent Securities, Inc. which has the right to designate one individual for election as a director until December 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE INDIVIDUALS NOMINATED FOR DIRECTOR.

                   APPROVAL OF THE COMPANY'S STOCK OPTION PLAN
                                (PROPOSAL NO. 2)

         The Board of Directors has adopted an amendment to the Company's Stock Option Plan Plan to increase the number of shares of Common Stock issuable thereunder from 250,000 to 500,000. The Board of Directors felt that the number of shares currently available under the Stock Option Plan may be insufficient in light of the continued growth in the Company's operations. For this reason, the Board has determined that it is in the best interests of the Company to increase the number of shares available for issuance under the Stock Option Plan, so that the Company would be able to continue to use stock options and other equity awards to retain and attract qualified employees. The material features of the Incentive Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the Stock Option Plan, which is available upon request to the Secretary of the Company.

         GENERAL TERMS AND CONDITIONS. The purpose of the Stock Option Plan is to advance the interest of the Company by providing additional incentives to attract and retain qualified and competent persons who are key to the Company, including key employees, officers (whether or not employees), directors and consultants and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the Stock Option Plan authorizes (a) the granting of incentive or non-statutory stock options to purchase Common Stock to key employees, directors and officers (whether or not employees) and consultants to the Company satisfying the description above, (b) the provision of loans for the purpose of financing the exercise of options and the amount of taxes payable in connection therewith, and (c) the use of already owned Common Stock as payment of the exercise price for options granted under the Stock Option Plan and other forms of cashless exercises of options.

         A total of 250,000 shares of Common Stock are currently reserved for issuance under the Stock Option Plan. As of June 1, 1999, options to purchase 210,052 shares were outstanding under the Stock Option Plan, no shares had been issued pursuant to the exercise of stock options granted under the plan and 39,948 shares remained available for future grants.

         The Stock Option Plan is administered by a committee (the "Committee"), consisting of two or more directors designated by the Board of Directors or, in the absence of such a Committee, the entire Board of Directors. The Committee has the power to determine the terms of options granted to employees, directors and officers (whether or not employees), including the exercise price, the number of shares subject to the option and the exercisability thereof. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. In general, options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution and each option shall be exercisable during the optionee's lifetime only by the optionee. The Stock Option Plan also authorizes the Company to make loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the rate of interest payable by the Company to its principal lender, and (iii) be collateralized by the pledge of shares of Common Stock that the optionee purchased upon exercise of such option. Unless terminated sooner, the Stock Option Plan will terminate ten years from its effective date.

         Subject to the provisions in any separate employment agreement with an optionee, the unexercised portion of any option granted to an employee under the Stock Option Plan shall automatically be terminated (a) three months after the date on which the optionee's employment is terminated for any reason other than
(i) Cause (as defined in the Stock Option Plan), (ii) mental or physical disability, or (iii) death; (b) immediately upon the termination of the optionee's employment for Cause; (c) one year after the date on which the optionee's employment is terminated by reason of mental or physical disability; or (d) (i) one year after the date on which the optionee's employment is terminated by reason of the death of the employee, or (ii) three months after the date on which the optionee shall die if such death shall occur during the one year period following the termination of the optionee's employment by reason of mental or physical disability.

         To prevent dilution of the rights of a holder of an option, the Stock Option Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares. Provisions governing the effect upon options of a merger, consolidation or other reorganization of the Company are also included in the Stock Option Plan.

         FEDERAL INCOME TAX EFFECTS. The Stock Option Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         On exercise of a nonqualified stock option granted under the Stock Option Plan, an optionee (other than an officer or director of the Company) will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the option of the shares of Common Stock acquired on exercise over the exercise price. That income will be subject to the withholding of Federal income tax. The optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date. If an optionee pays for shares of Common Stock on exercise of an option by delivering shares of the Company's Common Stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee's tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee's tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash. The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         The Stock Option Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in section 422 of the Code to employees of the Company or its subsidiaries. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an incentive stock option. In addition, if the optionee holds a share received on exercise of an incentive stock option for at least two years from the date the option was granted and at least one year from the date the option was exercised (the "Required Holding Period"), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss. If, however, an optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a "Disqualifying Disposition"), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income the optionee recognizes will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. An optionee who exercises an incentive stock option by delivering shares of Common Stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

         OPTIONS TO BE GRANTED UNDER THE STOCK OPTION PLAN. As of the date of this Proxy Statement, the Board of Directors has approved the following stock option grants covering additional shares to be authorized under the Stock Option
Plan:

                                               OPTIONS     EXERCISE     VESTING
                                               GRANTED      PRICE        PERIOD
                                               -------     --------     -------
         Walter B. Barrett
           Vice President, Finance             50,000       $4.125       5 years

         Steven M. Alford
            Vice President, Operations         25,000       $4.125       5 years

         Timothy W. Koshollek
            Vice President, Marketing          15,000       $4.125       5 years

         The Board of Directors believes that options granted under the Stock Option Plan in the future will be awarded primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Because persons to whom grants of options are to be made are to be determined from time to time by the Compensation Committee or, in the absence of such Compensation Committee, the entire Board of Directors in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will hereafter receive options or the number of shares for which options will be granted.

         VOTE REQUIRED AND RECOMMENDATION. The Board of Directors has approved the Stock Option Plan and is recommending approval by the shareholders because it believes that the Stock Option Plan is in the Company's best interests.

         The affirmative vote of a majority of the votes of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote will be required for approval of the Stock Option Plan as set forth hereinabove.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPANY'S STOCK OPTION PLAN.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company as of June 30, 1999 are as follows:

NAME AND ADDRESS                    AGE             POSITION AND OFFICE
----------------                    ---             -------------------
Stanley H. Streicher                56              President and Chief Executive Officer, Director

Walter B. Barrett                   41              Vice President, Finance; Chief Financial Officer
                                                        and Treasurer

Steven M. Alford                    33              Vice President, Operations

Timothy W. Koshollek                35              Vice President, Marketing

E. Scott Golden                     43              Director

Joseph M. Murphy                    52              Director

John H. O'Neil, Jr.                 69              Director

C. Rodney O'Connor                  66              Director Nominee

         Mr. Streicher has served as President and Chief Executive Officer of the Company since its inception in October 1996. Mr. Streicher has also served as the President and Chief Executive Officer of Streicher Enterprises, Inc. ("Enterprises") the Company's predecessor, since its inception in 1983. During the period 1979 to 1983, Mr. Streicher operated a mobile fueling business which became the Company's predecessor. From 1972 to 1979, Mr. Streicher served as supervisor of receiving of AT&T's Montgomery Material Management Center, where he designed systems to expedite material and equipment handling. From 1965 to 1972, Mr. Streicher served to the rank of Captain in the United States Military in various leadership capacities, including the command of an aviation division together with the responsibility for scheduling aircraft and their refueling.

         Mr. Barrett has served as Vice President, Finance and Chief Financial Officer of the Company since July 1997. From 1991 to 1997 Mr. Barrett was Vice President of Finance and Chief Financial Officer of Devcon International Corp., a supplier of construction materials and services throughout the Caribbean and Southeastern Florida.

         Mr. Alford has served as Vice President, Operations of the Company since March 1998. From December 1992 to February 1998, Mr. Alford was employed by Enterprises and the Company in various supervisory and managerial positions.

         Mr. Koshollek has served as the Vice President of Marketing since March 1998. Prior to that and from October 1996 Mr. Koshollek served as Vice President of Marketing and Operations of Enterprises and the Company. From 1991 to 1994, Mr. Koshollek was responsible for sales and management of a wholesale seafood company. From 1989 to 1991, he was the operations manager of Enterprises responsible for its Southeast division fuel delivery operations.

         Mr. Golden has served as a Director of the Company since January 1997. Mr. Golden has maintained his own law office since 1988. From 1983 to 1988, Mr. Golden was an attorney at Buck & Golden, P.A., where he was vice president.

         Mr. Murphy has served as a Director of the Company since January 1997. Since August 1983 Mr. Murphy has served as President and Chief Executive Officer of Murphy Management, a management consulting and executive search firm he founded, which specializes in the retail, general merchandise, supermarket and food industries.

         Mr. O'Neil, Jr. has served as a Director of the Company since January 1997. Since February 1998, Mr. O'Neil has served as Chairman of Health Foundation of South Florida, a non-profit charitable foundation, and has served as its Chief Executive Officer since February 1996. Mr. O'Neil has served as Chairman of Cedars Medical Center since May 1992.

         Mr. O'Connor has served as Chairman and Chief Executive Officer of Cameron Associates, Inc., a financial communications firm, since 1976. Mr. O'Connor is also a director of Atrix Laboratories, Inc., a publically traded manufacturer and distributor of dental, medical and veterinary drug delivery systems and products.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who won more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ending January 31, 1999, all of the
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that Form 4's (Statement of Changes in Beneficial Ownership) were not filed on a timely basis for stock option grants made to E. Scott Golden, Joseph M. Murphy, John H. O'Neil, Jr. and L. Phillips Reames.

                           SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and Chief Financial Officer (the "Named Executive Officers") for the fiscal years ended January 31, 1999, 1998, and 1997. No other executive officer's salary and bonus equaled or exceeded $100,000 for such years.

                                            SUMMARY COMPENSATION TABLE

        NAME AND                      FISCAL YEAR                                   ALL OTHER
     PRINCIPAL POSITION               ENDED 1/31        SALARY       BONUS      COMPENSATION (1)
     ------------------               -----------       ------       -----      ----------------
Stanley H. Streicher,                  1999            $270,240       --               --
   President & Chief Executive         1998            $275,000       --               --
   Officer                             1997            $246,550       --               --

Walter B. Barrett, . .                 1999            $136,539       --               --
    Vice President of Finance          1998            $ 75,885       --               --
     & Chief Financial Officer         1997                --         --               --

------------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such columns. The aggregate amount of perquisites and other personal benefits provided to each named Executive Officer is less that 10% of the total annual salary and bonus of such officer.

    EMPLOYMENT CONTRACTS

         The Company entered into an employment agreement with Stanley H. Streicher effective December 11, 1996, pursuant to which Mr. Streicher serves as President and Chief Executive Officer of the Company. The term of the agreement is five years. The term of agreement will automatically renew for two successive two-year terms, unless notice of termination is given prior to a renewal period. The agreement provides that Mr. Streicher shall receive an initial annual base salary of $275,000 which shall be increased to reflect the change of the cost of living, based upon the change, from the preceding January 1, in the consumer price index for All Urban Consumers, as published by the U.S. Bureau of Labor Statistics. In addition to salary, Mr. Streicher will be eligible to participate in a bonus pool which will provide him additional compensation of up to 10% of the Company's pre-tax earnings.

      The agreement provides that if Mr. Streicher's employment is terminated as a result of his death or disability, he or his estate will receive for a period of six months his base salary in effect as of the date of termination and a prorated amount of any bonuses. The agreement also provides that in the event Mr. Streicher's employment is terminated "without cause" or for "good reason," Mr. Streicher will receive, in addition to any salary, bonus and other compensation accrued through the date of termination, a lump sum equal to the greater of the full amount of salary, bonuses and other compensation due under the agreement for the remainder of the term and three times the then-existing salary and most recent annual bonus. The agreement further provides that Mr. Streicher will not compete with the Company (i) while employed by the Company, and (ii) for a period of two years following termination of employment. In the event that his employment is terminated without cause, as a result of his death or disability, or upon a change of control (as defined in the employment agreement), all options to purchase Common Stock held by Mr. Streicher shall become immediately exercisable. The Company may terminate the agreement for "justifiable cause" which as defined therein means Mr. Streicher's conviction of felony involving moral turpitude, fraud, dishonesty, or any crime in connection with his employment which causes the Company substantial detriment; continual gross neglect of his duties; unauthorized dissemination or use of confidential information of the company; or engaging in competition with the Company during the term of the agreement. Pursuant to the agreement, the Company is obligated to pay all legal expenses associated with any legal proceedings concerning the interpretation of the agreement.

      The agreement further provides Mr. Streicher with stock options that will enable him to acquire up to an aggregate of 1,000,000 shares of Common Stock at an exercise price equal to the initial offering price of the Company following the closing of the Company's Public Offering. The exercise of the stock options is contingent upon the Company achieving either a specified earnings per share level or a specified stock price level (the "performance threshold"), for the corresponding fiscal year-end. Commencing with fiscal year-ended January 31, 1998 and at each of the four fiscal year ends thereafter, 200,000 of such options will become exercisable if the Company achieves earnings per share of $.36, $.43, $.52, $.62 and $.74 for the fiscal years ended January 31, 1998, 1999, 2000, 2001 and 2002, respectively, (or cumulative earnings per share after fiscal 1998 of $.66, $1.09, $1.61, $2.23 and $2.97, respectively,) or the closing bid price of the Company's Common Stock on any 20 consecutive trading days during such fiscal year is $7.25, $8.75, $10.50, $12.50 and $15.00, respectively, or the Company has cumulative net income of $2 million, $3 million, $4 million, $5 million and $6 million, respectively. For any fiscal year after January 31, 1998 in which the Company attains the foregoing earnings per share, stock price or cumulative net income targets, any options eligible for vesting in prior years which were not vested and exercisable because the targets for such fiscal years were not achieved, shall become exercisable. In addition, for any fiscal year in which the Company attains the earnings per share, stock price or cumulative net income targets applicable to a subsequent fiscal year, all options eligible for vesting in such subsequent fiscal year shall vest and become exercisable. If any of the Company's publicly traded Warrants are exercised, the options shall vest and become exercisable pro rata (based on the number of Warrants exercised) to the extent not already vested in accordance with the foregoing. Regardless of the Company's performance, all of the stock options granted to Mr. Streicher shall vest and become exercisable ten years from the date of the grant.

      The Company entered into an employment agreement with Walter B. Barrett effective July 7, 1997, pursuant to which Mr. Barrett serves as Vice President of Finance and Chief Financial Officer of the Company. The term of the agreement is for one year and automatically renews for successive one year terms unless notice of termination is given by either party within 30 days of the annual renewal date. The agreement provides that Mr. Barrett will receive an annual base salary of $140,000, reimbursement for certain professional and educational expenses, and a grant of 50,000 stock options which vest ratably over a four year period. The agreement provides that if Mr. Barrett's employment is terminated, due to non-renewal of the agreement or without cause, he will receive as compensation the greater of all salary remaining due under the agreement until its expiration or five months salary. In addition, the unvested portion of any stock options will immediately vest and become exercisable.

      There were no stock option grants to the named executive officers in the fiscal year ending January 31, 1999.

        STOCK OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

The following table sets forth certain information concerning option exercises in fiscal year ending January 31, 1999, the number of options held by the Named Executive Officers as of January 31, 1999 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

                                                             NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                          NUMBER OF                             OPTIONS AT                     MONEY OPTIONS AT
                           SHARES                            JANUARY 31, 1999                  JANUARY 31, 1999(1)
                          ACQUIRED         VALUE       -----------------------------     -----------------------------
       NAME               ON EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
       ----               -----------     --------     -----------     -------------     -----------     -------------
Stanley H. Streicher          0              --          200,000          800,000             --             --
Walter B. Barrett             0              --           12,500           37,500             --             --

------------
(1) The closing sale price for the Company's Common Stock as reported on the NASDAQ SMALLCAP MARKET on January 29, 1999 was $2.06. Value is calculated by multiplying (a) the difference between $2.06 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

        BOARD REPORT ON COMPENSATION

        The Company's executive compensation program is administered by the Board of Directors. The Board's general philosophy with respect to compensation of the Company's executive officers has been to offer competitive compensation designed to attract and retain key executives critical to the long-term success of the Company and to recognize and individual's contribution and personal performance. The principal component of executive compensation has been base salary. Executive officers may also be granted bonuses and stock options.

        BASE SALARIES. Base salaries are initially determined by evaluating the responsibilities of the position held and by reference to the competitive marketplace for executive talent through review of an individual's background and overall expertise in the Company's line of business and the salaries of similarly situated executives. The Company believes that it is competitive with respect to initial base salaries. Increases to base salaries are also influenced by the performance of the Company and the individual against established goals and objectives.

        ANNUAL BONUS. The Company maintains an annual incentive bonus program which provides for the payment of cash bonuses to executive officers and other key employees of the Company based upon the Company's financial performance and individual performance. While these bonus awards are based upon the Company's pre-tax earnings, the Committee strived to align the bonus plan targets with the Company's long-term goals so that strategic focus is maintained. No bonuses were paid to the Company's executive officers during the fiscal year ended January 31, 1999.

        OPTIONS. The Company's Stock Option Plan provides such an incentive through the award of stock options to executive officers and other key employees. The Stock Option Plan is administered by the Board of Directors. Fifty thousand stock options were granted to two of the Company's executive officers and 3,552 stock options were granted to four outside directors during the fiscal year ended January 31, 1999.

        EMPLOYMENT AGREEMENTS. In December of 1996, the Company entered into an employment agreement with Stanley H. Streicher, the Company's President and Chief Executive Officer. In July of 1997, the Company entered into an employment agreement with Walter B. Barrett, the Company's Vice President of Finance and Chief Financial Officer. Accordingly, the compensation payable to Mr. Streicher and Mr. Barrett for fiscal 1999 and subsequent years will be determined pursuant to their employment agreements. See "Executive Compensation -- Employment Contracts." The Company also has entered into employment agreements with its other two executive officers.

Stanley H. Streicher, E. Scott Golden, Joseph M. Murphy, John H. O'Neil, Jr., L. Phillips Reames

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors does not presently have a Compensation Committee. Stanley
H. Streicher, the Company's President and Chief Executive Officer, is a member of the Board of Directors and participated in deliberations of the Board concerning executive officer compensation or performance. Mr. Streicher does not participate in discussions regarding his own compensation or performance appraisals.

      DIRECTOR COMPENSATION

      The Company compensates each non-employee director a director's fee of $500 per month. In addition, the company's directors are reimbursed for any out-of-pocket expense incurred by them for attendance at meetings of the Board of Directors or committees thereof. In February 1997, each non-employee director was granted options to purchase 12,000 shares of common stock. On February 18, 1998, the Board of Directors lowered the exercise price of such options from $8.375 per share to $3.69 per share (the closing price of the common stock on the date of such action). Such options are callable by the Company at any time
(i) after February 1, 2002 or (ii) when the bid price for the common stock is at least $20.00 per share.

      On July 30, 1998, each non-employee director was granted options to purchase 888 shares of common stock at $3.375 per share. Such options are callable by the Company at any time (i) after July 30, 2003 or (ii) when the bid price for the common stock is at least $20.00 per share.

                                PERFORMANCE TABLE

      The following table shows the cumulative total shareholder return of the Company's Common Stock over the fiscal periods ended January 31, 1999, 1998 and 1997 as compared to the total returns of the NASDAQ Stock Market Index and Rusell 2000 Index. Returns are based on the change in year-end to year-end price and assume reinvested dividends. The table assumes $100 was invested on December 11, 1996 (the date of the Company's initial public offering) in the Company's common stock, NASDAQ Stock Market Index and Russell 2000 Index.

                                     1/99            1/98         1/97      12/11/96
                                   -------         -------       -------    --------
Streicher Mobile Fueling, Inc.      $26.00          $47.00       $108.00     $100.00
NASDAQ Stock Market-- US           $198.00         $126.00       $107.00     $100.00
Russell 2000 Index                 $126.00         $124.00       $105.00     $100.00

CERTAIN TRANSACTIONS

      The Company was incorporated in October 1996. Prior to the effective date of the Company's initial public offering on December 11, 1996, the Company's business was conducted through the Mobile Fueling Division of Streicher Enterprises, Inc. ("Enterprises") which began mobile fueling operations in 1983. On December 11, 1996, Enterprises completed a corporate reorganization pursuant to which Enterprises transferred to the Company all assets, liabilities and operations of its Mobile Fueling Division. At January 31, 1999, the Company had a note receivable from Enterprises in the amount of $445,956, which represents tax benefits of the Company used by Enterprises and certain expenses of Enterprises paid by the Company prior to its initial public offering. The note receivable bears interest at 8.25% per annum and requires payment of interest only until January 31, 2007, when all accrued interest and unpaid principal will become due and payable.

      The Company has entered into four operating leases with Mr. Streicher for the lease of the Company's headquarters and three division offices. These leases expire at varying times through August 2015. Rental payments totaling approximately $99,000 for the year ended January 31, 1999 were paid to Mr. Streicher.

      Mr. Streicher's employment agreement provides that two percent per annum of the outstanding balance of any Company debt personally guaranteed by Mr. Streicher be paid to him in quarterly installments. These payments totaled $76,000 for the year ended January 31, 1998. As of January 31, 1998, Mr. Streicher had been released from all personal guarantees of the Company's debt.

      Mr. Golden performed legal services for the Company during the fiscal year ended January 31, 1999 and may be retained to provide legal advice to the Company from time to time in the future.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Company's independent public accountant for the year ended January 31, 1999 was the firm of KPMG, LLP. It is expected that representatives of KPMG, LLP will attend the Annual Meeting, have an opportunity to make statements if they desire to do so, and be available to respond to appropriate questions.

                                 OTHER BUSINESS

      The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

      Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be presented at the 1999 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before March 3, 2000.

                                       By Order Of The Board Of Directors

                                       Stanley H. Streicher
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

Fort Lauderdale, Florida
June 30, 1999

                                  FORM OF PROXY
                         STREICHER MOBILE FUELING, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                        BOARD OF DIRECTORS OF THE COMPANY

         The undersigned holder of Common Stock of STREICHER MOBILE FUELING, INC., a Florida corporation (the "Company"), hereby appoints Stanley H. Streicher and Walter B. Barrett and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all shares of Common Stock of the Company that the undersigned is entitled to vote at the Company's 1999 Annual Meeting of Shareholders, to be held on July 30, 1999, at 11:00 a.m., local time, at the Sheraton Suites Cypress Creek, 555 N.W. 62nd Street, Fort Lauderdale, Florida and at any adjournments or postponements thereof.

1.       ELECTION OF DIRECTORS.

         VOTE FOR ALL NOMINEES LISTED AT RIGHT EXCEPT VOTE WITHHELD FROM THE NOMINEE(S) NAMED BELOW (IF ANY) |_|

         VOTE WITHHELD FROM ALL NOMINEES   |_|

         NOMINEES:        Stanley H. Streicher             E. Scott Golden
                          John H. O'Neil, Jr.              Joseph M. Murphy
                          C. Rodney O'Connor

         (INSTRUCTION: TO WITHHOLD AUTHORITY FOR AN INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED ABOVE.)

2.       INCREASE NUMBER OF SHARES IN STOCK OPTION PLAN

         APPROVE AN AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE PLAN FROM 250,000 SHARES TO 500,000 SHARES

         VOTE FOR   |_|                                    VOTE AGAINST   |_|

3.       RATIFY THE APPOINTMENT OF KPMG, LLP

         RATIFY THE APPOINTMENT OF KPMG, LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED JANUARY 31, 2000

         VOTE FOR   |_|                                    VOTE AGAINST   |_|

4. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AND RECOMMENDS A VOTE FOR THE ADOPTION OF PROPOSALS (2) AND (3).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS LISTED HEREIN.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

         The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Company's Proxy Statement for the Annual Meeting and (iii) the Company's 1999 Annual Report to Shareholders.

DATE

SIGNATURE

SIGNATURE (If held jointly)

Note: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in the partnership name by authorized person.